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                                                                     Exhibit 4.7

                                   AMENDMENT
                                    TO THE
          UNITED DEFENSE LIMITED PARTNERSHIP SALARIED EMPLOYEES' PLAN


          WHEREAS, United Defense, L.P. (the "Company") sponsors and maintains the United Defense Limited Partnership Salaried Employees' Plan (the "Plan") for the benefit of its employees; and

          WHEREAS, the Company deems it desirable to amend the Plan to provide for multiple investment fund options under the Plan and to make certain other administrative changes.

          NOW, THEREFORE, pursuant to the power of amendment contained in
Section 15(a) of the Plan, the Company hereby amends the Plan, effective the 7th day of July, 1997, by amending the Plan in the following particulars:

          1. By substituting the phrase "Investment Funds (as defined herein in Section 13(e) of the Plan)" for the phrase "FMC Stock Fund, Harsco Stock Fund, Equity Fund or Fixed Income Fund" where such latter phrase appears in
Section 2(b) of the Plan.

          2. By substituting the following for the second sentence in Section 3(a)(ii) of the Plan:

               "The Active Participation of any Participant who makes such an election shall be suspended. Active Participation shall be resumed as soon as administratively feasible following the Participant's election to resume Employee-Elected Company Contribution is received by UDLP in the local Human Resources office on the prescribed application form."

          3.   By substituting the following for Section 3(d) of the Plan:

          "(d) Investment of Employee-Elected Company Contributions.  At such
               -----------------------------------------------------
     time as UDLP establishes Investment Funds in accordance with Section 13(e), UDLP shall establish uniform rules concerning Participants' investment elections. In general, as of the date an employee becomes a Participant and as of any change date thereafter,
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     each Participant may elect, by giving written notice to UDLP at least 30 days (or such other period as UDLP may establish) in advance, in accordance with uniform rules established by UDLP and on a form provided by it for this purpose, or by authorized telephonic voice response, to have future contributions made by such Participant or on the Participant's behalf (prior to any subsequent election such Participant may make), other than Company Contributions, invested in accordance with such Participant's election entirely in one of the Investment Funds or partially in each of two or more of the Investment Funds."

          4.   By substituting the following for Section 3(e) of the Plan:

          "(e) Transfer of Funds.  As of any change date, each Participant may
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     elect, by giving written notice to UDLP at least 30 days (or such other periods as UDLP may establish on a uniform and nondiscriminatory basis) in advance, in accordance with uniform rules established by UDLP and on a form provided by it for this purpose, or by authorized telephonic voice response, to have such Participant's account balances, other than his Company Contributions Account, as of that date (after all adjustments as of that date have been made) invested in accordance with such Participant's election entirely in one of the Investment Funds or partially in each of two or more of the Investment Funds; provided, however, that any such transfer must be in an amount at least equal to the lesser of the aggregate balance of such accounts or $250. Any investment election made by a Participant shall be deemed to be a continuing election until changed. During any period for which a Participant has not made either or both of the above elections, such Participant will be considered to have elected to have the Participant's account balances or future contributions, or both, as the case may be, invested entirely in such fund as is prescribed by UDLP. UDLP shall from time to time notify each Trustee or insurance company with custody of an Investment Fund of the aggregate amounts to be invested in each Investment Fund in accordance with Participants' elections. Notwithstanding anything to the contrary, (i) Company Contributions shall be invested in the FMC Stock Fund and no amount of Company Contributions shall be invested in any other Investment Fund and
     (ii) only Participants who are at least age 55 may transfer funds out of the FMC Stock Fund and such Participants may only do so annually."

          5. By substituting the phrase "an Investment Fund selected by UDLP" for the phrase "Fixed Income Fund" where such latter phrase appears in Sections 3(f) and 6(a) of the Plan.

          6. By substituting the phrase "Investment Funds other than the FMC Stock Fund and the Harsco Stock Fund" for the phrase "Fixed Income Fund and Equity Fund" where such latter phrase appears in Sections 4(a) and 9(a)(i) of the Plan.

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          7.   By substituting the word "week" for the phrase "calendar month"
and the word "month" whereby such phrase or word appears in Section 4(a) and 4(b) of the Plan.

          8. By substituting the following for the last sentence in Section 4(b) of the Plan:

               "All Company Contributions allocated to Company Contributions Accounts shall be invested in FMC stock as part of the FMC Stock Fund. Forfeitures shall be invested in an Investment Fund selected by UDLP."

          9. By substituting the phrase "all or part of" for the words "his entire" where it appears in the first sentence of Section 5(c) of the Plan.

          10. By substituting the phrase "Investment Funds" for the phrase "FMC Stock Fund, Harsco Stock Fund, Equity Fund or Fixed Income Fund" where such latter phrase (or a similar phrase referring to all such investment funds) appears in Sections 5(f), 14(a), 14(b) of the Plan.

          11.  By substituting the following sentence for the fifth sentence of
Section 6(a) of the Plan:

               "The period of repayment for any loan shall be from one (1) to five (5) years in six-month increments."

          12. By adding the following phrase at the end of the first sentence in Section 9(b)(ii) of the Plan:

               "or in such variable systematic withdrawal payments as may be established in the uniform and nondiscriminatory basis by UDLP."

          13.  By substituting the following sentence for the second sentence in
Section 13(d):

               "The trustee shall pay all expenses of the Plan out of the Trust Fund, except that Participants shall be charged a participation fee in the amount of $25.00 per year per Participant and a loan processing fee in the amount of $75 per loan application, and UDLP shall pay expenses not covered by the participation fee and that cannot be charged to the Trust under applicable law."

          14.  By substituting the following for Section 13(e) of the Plan:

          "(e) Investment Funds.  From time to time, UDLP may cause one or
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     more investment funds ("Investment Funds") to be established within the
     Trust for the

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     investment of Participants' accounts, including a fund consisting of qualifying employer securities (as defined in Section 407(d)(5) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")). UDLP may, in its discretion, establish pass through voting procedures regarding the voting and tendering of qualifying employer securities with respect to a fund of qualifying employer securities. The Plan may invest in qualifying employer securities to the maximum extent permitted by ERISA (up to 100% in common stock in the case of a profit sharing plan). The continued availability of any Investment Fund is necessarily conditioned upon the terms and conditions of the applicable investment management agreements and the continued availability of Investment Funds established cannot be assured on the same terms and conditions as may apply from time to time. Participants will be informed from time to time of the availability of Investment Funds as they are established or superseded. Any Investment Fund may be partially or entirely invested in any common, commingled or collective trust fund, pooled investment fund or mutual fund which is invested in property of the kind specified for that Investment Fund."

          15. By substituting the phrase "Stock Fund Units" for the phrase "Stock Credits" or "shares of Stock" and for the words "Stock" or "shares" standing alone where any such phrases or words appear in Section 14(c)(i) and
(ii).

          16. By deleting Sections 19(s) and 19(u) and redesignating Section 19(t) as Section 19(s), Sections 19(v) through 19(dd) as Sections 19(t) through 19(bb).
          17. By inserting the following new section as Section 19(cc) and by redesignating Sections 19(ee) through 19(xx) as Sections 19(dd) through 19(ww):

               "(cc) An 'Investment Fund' means an investment fund established and maintained by the Trustee as part of the Trust Fund. Any contributions to the Plan placed in Investment Funds shall be invested and reinvested in property of the kind specified for that Investment Fund, including in any common, commingled or collective trust fund, pooled investment fund or mutual fund which is invested in property of the kind specified for that Investment Fund."

          18.  By substituting the following as Section 19(ii):

               "(ii) 'Plan Year' means the period of nine consecutive months beginning on April 1, 1997 and ending on December 31, 1997 and each period of 12 consecutive months beginning on January 1 thereafter."

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          19.  By substituting the following for Section 19(uu) of the Plan:

               "(uu) 'Valuation Date' means any business day or any Valuation Date otherwise prescribed for specific purposes in the Plan."


                            *          *          *

          IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of the effective date herein.

                             UNITED DEFENSE, L.P.


                                /s/ Michael J. Callahan
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                              By: Michael J. Callahan
                                  -------------------------------------------

                              Title: Chairman, FMC Corporation
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                                     Employee Welfare Benefits Plan Committee

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